UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2016

NETSUITE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33870	94-3310471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2955 Campus Drive
Suite 100
San Mateo, CA 94403-2511
(Address of principal executive offices, including zip code)

(650) 627-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2016, the Compensation Committee of the Board of Directors (the “Committee”) of NetSuite Inc. (the “Company”) approved the following salary and performance based cash incentive compensation arrangements for the Company’s named executive officers for calendar year 2016:

Base Salary

The Committee approved increases in the base salaries for Zachary Nelson, Evan Goldberg, James McGeever, Ronald Gill, and Marc Huffman as set forth below, effective April 1, 2016.

Named Executive Officer	Position	Current Base Salary	Base Salary Effective April 1, 2016
Zachary Nelson	Chief Executive Officer	$500,000	$575,000
Evan Goldberg	Chief Technology Officer	$400,000	$425,000
James McGeever	President and Chief Operating Officer	$380,000	$475,000
Ron Gill	Chief Financial Officer	$345,000	$372,000
Marc Huffman	President WW Sales and Distribution	$300,000	$329,000

Executive Performance Based Cash Incentive Plan for 2016

The Committee also approved performance based cash incentive target payouts for 2016 under the Company’s Executive Performance Based Cash Incentive Plan.  The performance based cash incentive target payouts as a percentage of base salary remained the same as in effect for 2015 for all named executive officers.

The payment of performance based cash incentives for 2016 is based on the achievement, on a quarterly basis, of certain targets by the Company of the financial metrics listed below, and achievement, on an annual basis, based on a subjective determination of individual performance by the Committee:

Named Executive Officer	Revenue	Non-GAAP Operating Income	Non-GAAP Operating Cash Flow	Subjective Determination of Individual Performance
Zachary Nelson	52.5%	11.25%	11.25%	25%
Evan Goldberg	52.5%	11.25%	11.25%	25%
James McGeever	52.5%	11.25%	11.25%	25%
Ronald Gill	52.5%	11.25%	11.25%	25%
Marc Huffman	52.5%	11.25%	11.25%	25%

For each financial metric listed above, cash incentives are capped at 175% of the applicable target payout. The financial metrics consist of revenue, non-GAAP operating income and non-GAAP operating cash flow. For the individual performance component, cash incentives are based on the Committee’s subjective determination and are capped at 100% of the applicable target payout.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETSUITE INC.

Date: March 11, 2016	By:	/s/ Douglas P. Solomon
Douglas P. Solomon SVP, General Counsel & Secretary